EXHIBIT 11.1

NAVIOS MARITIME PARTNERS L.P.

STATEMENT OF COMPANY POLICY

Securities Trades By Navios’ Personnel

Navios Maritime Partners L.P. has adopted the following policy regarding trading by Company personnel in the Company’s securities. It applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries.

The Need For A Policy Statement

This Policy Statement has been developed:

• To educate all Company personnel;

• To set forth guidelines for courses of action;

• To protect the Company and all of its personnel against legal liability; and

• To preserve the reputation of the Company and its personnel for integrity and ethical conduct.

Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the United States Securities and Exchange Commission, or the SEC. These laws and regulations prohibit insider trading, i.e., make it illegal for an individual to buy or sell securities of the Company while aware of “Insider Information.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is material and nonpublic. Liability may extend not only to the individuals who trade on inside information, but also to their “tippers,” people who leak the inside information to the individuals who trade.1 The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions. The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. If we do not take active steps to adopt preventive policies and procedures covering stock trading by Company personnel, the consequences could be severe.

1 In order to incur liability for “tipping,” the tipper must (1) know or have reason to know that the information may be used in order to trade, and (2) derive some benefit from providing the information to the tippee. In order to incur liability for trading on a tip, the tippee must know or have reason to know that the information was provided in violation of a duty of trust or confidence. See, e.g., SEC v. Musella, 678 F. Supp. 1060, 1063 (S.D.N.Y. 1988)

In addition to responding to the statutes and regulations, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

The Consequences

The consequences of insider trading violations can be severe:

For individuals who trade on inside information (or tip information to others):

•
Disgorgement of any profit gained or loss avoided;

• A civil penalty of up to three times the profit gained or loss avoided;

• A criminal fine (no matter how small the profit) of up to $5 million; and

• A jail term of up to twenty years.

These penalties can apply even if the individual is not a member of the Board of Directors or an officer of the Company. Tippers, referenced above, can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. Moreover, if an employee violates this Policy Statement, Company-imposed sanctions, including but not limited to termination of employment, could result from failing to comply with the Company's policy or procedures.

For a Company that fails to take appropriate steps to prevent illegal trading:

• A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and

• A criminal penalty of up to $25 million.

Any of the above consequences -- even an SEC investigation that does not result in prosecution -- can tarnish one's reputation and irreparably damage a career.

Our Policy

It is the Company's policy that Company personnel and any related persons2 may not trade or engage in other transactions in (i) the Company's securities, including units, options and any other securities that the Company may issue, such as preferred units, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained during the course of his or her service to or employment by the Company.

No Company personnel or any related persons2 who knows of any material nonpublic information about the Company may communicate that information to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Policy Administrator.

This policy shall be administered by the “Policy Administrator,” who shall initially be Anna Kalathakis, Executive Vice President - Risk Management and Vasiliki Papaefthymiou, Secretary.

The Policy Administrators may, however, change from time to time. You are encouraged to consult the copy of this Policy Statement, signed versions of which are kept in the Greek and US offices.

Material Non-Public Information. Material non-public information is any information that:

•
is not generally known to the public, and

•
which a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.

Examples. Common examples of information that will frequently be regarded as material are:

2 “Related persons” can include companies or entities affiliated with or otherwise controlled by the corporate insider. Note, however, that it does not include all family members related by blood: according to the section entitled “Transactions by Family Members and Others in Your Household,” the Policy’s restrictions extend explicitly only to those members of the insider’s household and immediate family members as defined therein.

•
quarterly or annual earnings results;
•
projections of future results;
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earnings or losses;
•
news of a pending or proposed merger, acquisition or tender offer;
•
an important financing transaction;
•
changes in dividend policies or the offering of additional securities;
•
changes in management;
•
restructuring changes;
•
significant new products or discoveries;
•
changes in pricing or cost structure;
•
impending bankruptcy or financial liquidity problems;
•
internal financial information which departs from what the market would expect; and
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the gain or loss of a major contract, license or collaboration.

We emphasize that this list is merely illustrative. Material information is not limited to historical facts but may also include projections and forecasts and can be either positive or negative information. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Controlled Entities; Family Members; Others in Your Household. These restrictions also apply to your immediate family members -- that is, any spouse, parent, child or sibling -- and others living in your household, including children away at school. SEC regulations now specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; any trading in the Company securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations. Employees are expected to be responsible for the compliance of all family members with this Policy Statement.3 Employees are also expected to be responsible for the compliance of other persons who live in their household, whether or not related, with this Policy Statement. All restrictions also apply to entities controlled by a person covered by these restrictions.

Tipping Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on our stock price, Company personnel must not pass the information on to others. The above penalties apply, whether or not you derive any monetary benefit from another person's actions. Inside information is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such disclosures.

Post-Termination Transactions. This policy will continue to apply to your transactions in Company securities even after you have terminated your employment with or position as a director of the Company or its affiliates. If you are in possession of material nonpublic information when your employment or directorship terminates, you may not trade in Company securities until that information has become public or is no longer material.

When Information is Public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Because the Company's shareholders and the investing public should be afforded time to receive information and to act upon it, as a general rule you should not engage in any transactions until the beginning of the second business day after the information has been released. Thus, if an announcement is made on a Monday, Wednesday generally would be the first day on which you should trade. If an announcement is made on a Friday, Tuesday generally would be the first day on which you should trade.

Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrators. Moreover, Company-imposed sanctions, including dismissal for cause, could result if an employee fails to comply with this Policy Statement or any other company policy.

Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the securities of the Company. Company employees should not discuss internal company matters or developments with anyone outside of the company, except as required in the performance of regular corporate duties.

3 This means that, to the extent such family/household members intend to trade in Company securities, they need to comply with regularly-scheduled and other black-out periods.

This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Policy Administrators.

Additional Prohibited Transactions

Because we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company's securities, it is our policy that such personnel should not engage in any of the following activities with respect to the Company's securities:

•
Trading in the Company's securities on a short-term basis. Any units of the Company purchased in the open market must be held for a minimum of six months and ideally longer. This rule does not apply to sales made within six months before or after the exercise of options that were granted by the Company.4

•
Short sales of the Company’s securities.

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Use of the Company's securities to secure a margin or other loan, except in limited cases with the prior approval of the Policy Administrators.

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Transactions in straddles, collars, or other similar risk reduction devices, except in limited cases with the prior approval of the Policy Administrators.

•
Transactions in publicly-traded options relating to the Company's securities (i.e., options that are not granted by the Company), except in limited cases with the prior approval of the Policy Administrators.

4 Under Rule 16b-3 and Rule 16b-6(b), exercises of Company-granted options and the related acquisition of stock upon exercise are exempt from Section 16 liability so long as certain conditions are met. If the company maintains a qualified Employee Stock Purchase Plan, the acquisition of securities through such a plan should also be excluded from the prohibition against the purchase and sale of securities within a six-month period.

Trading Procedures Applying to all Company Personnel

While it is never permissible to trade based on material non-public information, we are implementing the following procedures to help prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development):

Window Periods. All Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries, may buy or sell the Company’s securities during the period beginning on the second business day following the Company’s public announcement of quarterly (or annual) financial results, and ending twenty days prior to the end of the next fiscal quarter. Those periods are referred to as “window periods.” Conversely, a window period is considered “closed” during the last twenty days of each quarter and the last twenty days of the Company’s fiscal year, which ends each December 31, and remains closed until the results for the prior quarter or the fiscal year are announced by the Company and have a chance to be absorbed by the market (generally, two business days, i.e., weekends and holidays are excluded). Window periods are generally considered the times when there should be the least amount of inside information about a company that is unavailable to the investing public. However, you may not buy or sell Company securities even during a window period if you possess material, non-public information. Without the prior written approval of the Policy Administrators, as provided below, Company personnel may not engage in any trades outside of the window periods. This Policy Statement is for your and the Company’s protection.

Prior Approval. If Company personnel desire to buy or sell the Company’s securities outside of a window period, then such employee must obtain the prior written approval of the Policy Administrators and the receipt of such approval may require certain conditions be satisfied by such employee, such as obtaining the advice of outside legal counsel, or other conditions which may be imposed by the Policy Administrators in their discretion.

Exception for Trading Plans

Notwithstanding the restrictions and prohibitions on trading in the Company securities as set forth in this Policy Statement, persons subject to this Policy Statement are permitted to effect transactions in Company securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Trading Plans”), including transactions during the prohibited periods discussed below. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information. In order to comply with this Policy Statement, the Company must pre-approve any such Trading Plan prior to its effectiveness. Company Personnel seeking to establish a Trading Plan should contact the Policy Administrators.

Company Assistance

Any person who has any questions about specific transactions or this Policy Statement in general may obtain additional guidance from the Policy Administrators. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Certifications

As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy Statement. Members of the Board of Directors, executive officers and other personnel may be required to certify compliance on an annual basis.